Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GTSI Corp.

(Exact name of registrant as specified in its charter)

Delaware	54-1248422
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3901 Stonecroft Boulevard

Chantilly, Virginia 20151-1010

(703) 502-2000

(Address of Principal Executive Offices, Including Zip Code)

GTSI Corp.

AMENDED AND RESTATED 2007 STOCK INCENTIVE PLAN

James J. Leto

President and Chief Executive Officer

GTSI Corp.

3901 Stonecroft Blvd.

Chantilly, VA  20151

(703) 502-2900

(Name, Address, and Telephone Number, including Area Code, of Agent For Service)

Copy to:

Carter Strong, Esq.

Arent Fox LLP

1050 Connecticut Avenue, N.W.

Washington, DC 20036-5339

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $.005	80,125 shares	$11.30	$905,412.50
par value	612,500 shares	$6.75	$4,134,375
	10,000 shares	$8.25	$82,500
	50,000 shares	$9.04	$452,000
	80,500 shares	$12.10	$974,050
	42,000 shares	$11.06	$464,520
	9,000 shares	$11.36	$102,240
	10,000 shares	$11.34	$113,400
	127,500 shares	$8.09	$1,031,475
	5,000 shares	$8.93	$44,650
	25,000 shares	$8.87	$221,750
	15,000 shares	$9.61	$144,150
	15,000 shares	$12.48	$187,200
	5,000 shares	$13.67	$68,350
	9,000 shares	$10.01	$90,090
	50,000 shares	$8.18	$409,000
	40,000 shares	$10.43	$417,200
	11,500 shares	$10.74	$123,510
	17,000 shares	$5.25	$89,250
	75,000 shares	$6.20	$465,000
	20,000 shares	$8.48	$169,600
	16,000 shares	$8.00	$128,000
	20,000 shares	$8.30	$166,000
	20,000 shares	$10.15	$203,000
	22,000 shares	$11.42	$251,240
	15,000 shares	$5.44	$81,600
	45,000 shares	$4.88	$219,600
	45,000 shares	$3.88	$174,600
	45,000 shares	$2.81	$126,450
	30,000 shares	$8.53	$255,900
	7,500 shares	$8.75	$65,625
	35,000 shares	$8.79	$307,650
	7,000 shares	$10.48	$73,360
	10,000 shares	$8.23	$82,300
	10,000 shares	$6.61	$66,100
	5,000 shares	$7.81	$39,050
	15,000 shares	$6.07	$91,050
	9,000 shares	$8.79	$79,110
	20,000 shares	$8.10	$162,000
	5,000 shares	$10.24	$51,200
	5,000 shares	$8.35	$41,750
	20,000 shares	$8.40	$168,000
	15,000 shares	$11.00	$165,000
	5,000 shares	$4.00	$20,000
	937,592 shares	$12.96	$12,151,192.32

	TOTAL		TOTAL

	2,673,217 shares		$25,859,499.82	$793.89

(1)             This registration statement also covers any additional shares of Common Stock which become issuable under the GTSI Corp. Amended and Restated 2007 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)             Pursuant to Rule 457(h)(1), the aggregate offering price of the 1,735,625 shares of Common Stock underlying the outstanding options were calculated based on the price at which the options may be exercised.  The aggregate offering price of the 937,592 shares of Common Stock available for issuance under the Plan were calculated based on the average of the high and low prices ($12.96) reported in the Nasdaq National Market on June 18, 2007, which is within five business days prior to the date of filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission are incorporated by reference in this Registration Statement:

(1)           The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2006;

(2)           The Registrant’s quarterly report on Form 10-Q for the period ended March 31, 2007;

(3)           All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the above referred to annual report; and

(4)           The description of Registrant’s Common Stock contained in Registrant’s Registration Statement on Form 8-A under Section 12 of Exchange Act, including any amendment or report filed for the purposes of updating such description.

In addition, all documents filed by the Registrant after the initial filing date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares registered hereunder have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 102(b)(7) or the Delaware General Corporation Law, as amended, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Twelfth of the Registrant’s Restated Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Under the terms of Article Eleven of the Registrant’s Restated Certificate of Incorporation, as amended, and Article XII of the Registrant’s Bylaws, as amended, the Registrant shall indemnify any person who is or was a director, officer, employee or agent of the Registrant (or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) in the manner and to the fullest extent permitted under Section 145 of the Delaware General Corporation Law against expenses, liabilities, and other matters covered by or referred to in such Section 145.

The Registrant also has in effect a directors and officers liability insurance policy under which the directors and officers of the Registrant are insured against loss arising from claims made against them due to wrongful acts while acting in their individual and collective capacities as directors and officers, subject to certain exclusions.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See Exhibit Index on page 8.

Item 9.  Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registrant Statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events, arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing on an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chantilly, Commonwealth of Virginia.

GTSI Corp.

Dated: June 21, 2007	By:	/s/ James Leto
James Leto
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James Leto his or her attorney-in-fact and agent, with full power of substitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James J. Leto	Chief Executive Officer and	June 21, 2007
James J. Leto	President and Director
(Principal Executive Officer)

/s/ John M. Toups	Chairman and Director	June 21, 2007
John M. Toups

/s/ Joseph Ragan	Senior Vice President and	June 21, 2007
Joseph Ragan	Chief Financial Officer
(Principal Financial and
Accounting Officer)

Signatures	Title	Date

/s/ Thomas Hewitt	Director	June 21, 2007
Thomas Hewitt

/s/ Lee Johnson	Director	June 21, 2007
Lee Johnson

/s/ Keith Kellogg	Director	June 21, 2007
Keith Kellogg

/s/ Steven Kelman	Director	June 21, 2007
Steven Kelman

/s/ Barry Reisig	Director	June 21, 2007
Barry Reisig

/s/ Daniel Young	Director	June 21, 2007
Daniel Young

EXHIBIT INDEX

Exhibit

5	Opinion of Arent Fox LLP concerning validity of securities registered

23	Consents of independent auditors and counsel

(a) Consent of Ernst & Young LLP

(b) Consent of Arent Fox LLP (counsel): included in Exhibit 5

24	Power of Attorney: included on signature page